Exhibit 10.17

4D MOLECULAR THERAPEUTICS, INC.

AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Amended and Restated Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Robert Young Kim (“Executive”) and 4D Molecular Therapeutics, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

Background

A.
The Company and Executive are parties to that certain Change in Control and Severance Agreement entered into as of September 22, 2021 (the “Prior Agreement”) that provides for certain severance benefits upon certain terminations of Executive’s service to the Company.
B.
Effective as of the Effective Date, in connection with Executive’s transition to Chief Medical Officer, the parties desire to amend and restate, and supersede, the Prior Agreement in its entirety as set forth in this Agreement.
C.
Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.

Agreement

The parties hereto agree as follows:

1.
Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.
At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. Except as provided in Section 5 below, if Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation other than as provided in this Agreement.
3.
Covered Termination Outside a Change in Control Period. If Executive experiences a Covered Termination outside a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed general release of all claims against the Company and its affiliates in a form approved by the Company (a “Release of Claims”) that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)
Severance. The Company shall pay to Executive an amount in cash equal to nine (9) months of his/her base salary at the rate in effect immediately prior to the Termination Date. Such payment shall be made in a single lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.
(b)
Target Bonus. Executive shall be entitled to receive an amount equal to a pro- rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the Termination Date occurs) of Executive’s target annual bonus assuming achievement of performance goals at one hundred percent (100%) of target at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable becomes effective and irrevocable in accordance with Section 14(a)(v) below.
(c)
Bonus Payments. Executive shall be entitled to receive any earned, but unpaid annual performance bonus for the fiscal year prior to the Termination Date. If and to the extent earned, such earned prior year annual bonus and/or pro-rated annual bonus shall be paid out at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings and deductions, but in no event later than March 15th of the year immediately following that in which the Termination Date occurs.
(d)
Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the nine (9) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.
4.
Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed Release of Claims that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)
Severance. The Company shall pay to Executive an amount in cash equal to twelve (12) months of his/her base salary at the rate in effect immediately prior to the Termination Date. Such payment shall be made in a single lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.
(b)
Target Bonus. Executive shall be entitled to receive an amount equal to the sum of (i) twelve (12) months plus (ii) a pro-rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the Termination Date occurs) of Executive’s target annual bonus assuming achievement of performance goals at one hundred percent (100%) of target at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable becomes effective and irrevocable in accordance with Section 14(a)(v) below.
(c)
Bonus Payments. Executive shall be entitled to receive any earned, but unpaid annual performance bonus for the fiscal year prior to the Termination Date. If and to the extent earned, such earned prior year annual bonus shall be paid out at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings and deductions, but in no event later than March 15th of the year immediately following that in which the Termination Date occurs.
(d)
Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the twelve 12) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(c), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.
(e)
Equity Awards. Each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one percent (100%) of the shares subject thereto (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to the Termination Date.

5.
Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.
6.
Deemed Resignation. Upon termination of Executive’s service for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
7.
Other Terminations. If Executive’s employment with the Company terminates for any reason other than due to a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, vacation and expense reimbursements through the Termination Date in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.
8.
Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such adviser required to be made hereunder. The adviser shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the

Company or Executive) or such other time as requested by the Company. Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

9.
Definitions. The following terms used in this Agreement shall have the following meanings:

(a)
“Cause” means the occurrence of any of the following: (i) Executive’s material failure to perform Executive’s principal assigned duties or responsibilities as a service provider of the Company (other than a failure resulting from Executive’s Disability (as defined in Section 22(e)(3) of the Code)); provided, that, the failure of Executive to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; (ii) Executive’s engaging in any act of dishonesty, fraud or material misrepresentation relating to the business of the Company or its affiliates; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates which results in or could reasonably be expected to result in harm or creates material risk to the Company, as determined by the Company;

(iv) Executive’s breach of any confidentiality agreement or invention assignment agreement, or Executive’s material breach of any other material contract between Executive and the Company (or any affiliate of the Company) or material violation of any of the written policies of the Company (or any affiliate of the Company); (v) Executive’s being convicted of, or entering a plea of nolo contendere to, any felony or committing any act of moral turpitude; or (vi) Executive’s commission of any act or involvement in any situation, or occurrence, which brings Executive into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or Executive being subject to publicity for any such conduct or involvement in such conduct. The Company shall not terminate Executive for Cause pursuant to clause “(i)” above without first providing Executive with written notice of the acts or omissions constituting the grounds for such termination and if in the reasonable judgment of the Company such failure may be cured within thirty (30) days, expiration of a reasonable cure period not to exceed thirty (30) days following the date of such notice.

(b)
“Change in Control” has the meaning ascribed to such term under the Company’s 2019 Equity Incentive Plan, as amended.
(c)
“Change in Control Period” means the period of time (i) commencing on the date the Company enters into a definitive agreement that, if the transactions contemplated thereby were consummated, would result in a Change in Control and (ii) ending on the twelve (12) month anniversary of the closing of such Change in Control.
(d)
“Covered Termination” means the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, in each case that, to the extent necessary, constitutes a Separation from Service.
(e)
“Good Reason” means the occurrence of any of the following events or conditions, without the Executive’s express written consent (which consent may be denied, withheld or delayed for any reason):
(i)
a requirement by the Company that Executive’s principal place of employment relocate to a location more than twenty five (25) miles from Executive’s then-present principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with travel requirements standard and customary in the industry;
(ii)
a material diminution in Executive’s duties, authority or

responsibilities;

(iii)
a material diminution in Executive’s base salary; provided that in the absence of a Change in Control an across-the-board salary reduction similarly affecting all or substantially all similarly situated employees of the Company shall not constitute Good Reason; or

(iv)
any material breach by the Company of this Agreement or any employment agreement or offer letter.

Executive must provide notice to the Company of the condition giving rise to “Good Reason” within ninety (90) days of the initial existence of such condition and the Company will have thirty (30) days following such notice to remedy such condition and Executive’s resignation for Good Reason must occur within thirty (30) days following the expiration of such cure period if the Company did not remedy such condition. Executive’s right to terminate Executive’s employment for Good Reason will not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(f)
“Separation from Service” means a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.
(g)
“Termination Date” means the date on which Executive experiences a Covered Termination.
10.
Successors.
(a)
Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)
Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.
Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), delivery by email or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s books and records.
12.
Confidentiality; Non-Disparagement.

(a)
Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to that certain confidentiality agreement by and between the Company and Executive (the “Confidential Information Agreement”).
(b)
Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. Nothing in this Section 12(b) shall apply to any evidence or testimony required by any court, arbitrator or government agency.
(c)
Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Confidentiality Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
13.
Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or to Executive’s employment or the termination thereof (each, a “Claim”) shall be resolved solely and exclusively by final and binding arbitration held in Alameda County, California through JAMS under its Employment Arbitration Rules and Procedures, which are available at www.jamsadr.com/rules-employment-arbitration. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Except to the extent of filing fees Executive would incur were the matter to be litigated in court, the Company shall be responsible for the JAMS administrative fees and the arbitrator’s fees and costs. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Confidential Information Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Executive and the Company understand that by agreeing to arbitrate any claim pursuant to this Section 13, they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

14.
Miscellaneous Provisions.
(a)
Section 409A.
(i)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Executive’s termination of employment constitutes a Separation from Service.
(ii)
Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or

(B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)
Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)
Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
(v)
Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten business days following Executive’s Termination Date, and the Company’s failure to deliver a Release of Claims prior to the expiration of such ten business day period shall constitute a waiver of any requirement to execute a Release of Claims, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where Executive’s Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Termination Date, the date that is seven (7) days following the date upon which the Company timely delivers the Release of Claims to Executive, or such shorter time prescribed by the Company, and

(2) if Executive is 40 years or older as of the Termination Date, the date that is twenty one (21) days following the date upon which the Company timely delivers the Release of Claims to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 14(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release of Claims (and the applicable revocation period has expired) or, in the case of any payments subject to Section 14(a)(v)(C), on the first payroll date to occur in the subsequent taxable year, if later.

(b)
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.
(c)
Waiver. No provision of this Agreement shall be modified, waived or dis- charged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized member of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)
Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding the same, whether written or unwritten, including, without limitation, the Prior Agreement and any severance or change in control benefits in Executive’s offer letter agreement, employment agreement and/or equity award agreement or previously approved by the Company.
(e)
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to its conflicts of law provisions.
(f)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.
(g)
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
(h)
Executive Acknowledgement. Executive acknowledges that (i) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(Signature page follows)

The parties have executed this Agreement, in the case of the Company by its duly authorized officer, as of the dates set forth below.

4D MOLECULAR THERAPEUTICS, INC.

By: /s/ David Kirn, M.D.

David Kirn, M.D.

Chief Executive Officer

Date: 6/23/2023

EXECUTIVE

/s/ Robert Young Kim

Robert Young Kim

Date: 6/22/2023